Filed pursuant to Rule 433 | Registration Statement Nos. 333-162193 and
333-162193-01

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Used with permission of NYSE Group, Inc [C] 2011 NYSE Group, Inc

Trading RBS Exchange Traded Notes

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RBS ETNs are traded on the NYSE Arca
9:30am - 4:00pm ET

foR ReGISTeReD BRokeR/DeALeRS AND ReGISTeReD INVeSTMeNT ADVISoRS oNLy. NoT foR
DISTRIBUTIoN To INDIVIDUAL INVeSToRS.

RBS US Large Cap                          RBS US Mid Cap                            RBS Gold
Trendpilot[] ETN >>                       Trendpilot[] ETN >>                       Trendpilot[] ETN >>
                                                    SM                                        SM
Ticker: TRND                              Ticker: TRNM                              Ticker: TBAR
Intraday Indicative Value Ticker: TRND.IV Intraday Indicative Value Ticker: TRNM.IV Intraday Indicative Value Ticker: TBAR.IV
CUISP: 78009L308                          CUISP: 78009L209                          CUISP: 78009L407
ISIN: US78009L3087                        ISIN: US78009L2097                        ISIN: US78009L4077
Bloomberg Index Ticker: TPLCUT            Bloomberg Index Ticker: TPMCUT            Bloomberg Index Ticker: TPGLDUT

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Firms with a Master Selected Dealer Agreement (MSDA) with RBS Securities Inc.
may purchase block orders directly through RBS Securities Inc.

Contact your trading desk or Pacer Financial at 855-727-3877 for any trading questions.

CERTAIN RISK CONSIDERATIONS: The RBS ETNs involve risks not associated with an investment in conventional debt securities, including a possible loss of some or all of your investment. The level of the Index must increase by an amount suf[]cient to offset the aggregate investor fee applicable to the RBS ETNs in order for you to receive at least the principal amount of your investment back at maturity or upon early repurchase or redemption. The Index may underperform the Benchmark Index, and is expected to perform poorly in volatile markets.
Liquidity of the market for RBS ETNs may vary over time. The RBS ETNs do not pay interest. Any payment on the RBS ETNs is subject to ability of RBS NV, as the issuer, and RBS Holdings, as the guarantor, to pay their respective obligations when they become due. You should carefully consider whether the RBS
ETNs are suited to your particular circumstances before you decide to purchase them. We urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the RBS ETNs.
The RBS ETNs are not suitable for all investors. You should carefully read the relevant pricing supplement and prospectus, including the more detailed explanation of the risks involved in any investment in the RBS ETNs as described in the "Risk Factors" section of the pricing supplement, before investing.

IMPORTANT INFORMATION: The Royal Bank of Scotland N.V. (RBS NV) and RBS
Holdings N.V. (RBS Holdings) have []led a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the
offering of RBS ETNs to which this communication relates. Before you invest in any RBS ETNs, you should read the prospectus in that registration statement and other documents that have been []led with the SEC for more complete information about RBS NV and RBS Holdings, and the offering. You may get these documents for free by visiting EDGAR on the SEC's web site at www.sec.gov. Alternatively,
RBS NV, RBS Holdings, RBS Securities Inc. (RBSSI) or any dealer participating in the relevant offering will arrange to send you the prospectus and the pricing supplement at no charge if you request it by calling 1-855-RBS-ETPS
(toll-free).
Copyright[C] 2011 RBS Securities Inc. All rights reserved. RBS Securities Inc., a U.S. registered broker-dealer, member of FINRA and SIPC, is an indirect wholly-owned subsidiary of The Royal Bank of Scotland plc and an affiliate of
RBS NV.